EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into this 18th day of January, 2012, by and between L. B. Foster Company, a Pennsylvania corporation (the “Company”), and Robert Bauer (the “Employee”).

WHEREAS, the Company and the Employee desire to enter into an employment agreement to reflect the employment by the Company of the Employee in the capacity of President and Chief Executive Officer upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1. Effective Date and Term

The effective date of this Agreement will be February 1, 2012 (the “Effective Date”), and the term of this Agreement (the “Term”) will be for the period beginning on the Effective Date and ending on the earlier of (a) February 1, 2015 (the “Ending Date”) and (b) the date this Agreement is otherwise terminated by the Employee or the Company in accordance with Section 7 of this Agreement, in each case, unless the Agreement is extended by mutual agreement in writing signed by an authorized representative of the Company and Employee.

2. Place of Employment

The place of employment will be the Company’s headquarters building in Pittsburgh, Pennsylvania unless the Employee and the Company agree to an alternative location.

3. Position and Responsibilities

a.	Position. The Employee will serve as the President and Chief Executive Officer and shall report to the Board.

b.
Responsibilities.  The Employee will have obligations, duties, authority and power to do such acts as are customarily done by a person holding the same or equivalent positions in corporations of similar size to the Company.  The Employee shall perform such managerial duties and responsibilities for the Company as may reasonably be assigned to him by the Board commensurate with his position and, at no additional compensation, shall serve on the Board and in other such positions with any subsidiary corporation of the Company, or any partnership, limited liability company or other entity in which the Company has an interest (herein collectively called “Affiliates”), as the Board may from time to time determine.  The Employee agrees to tender his resignation as an employee from all positions held with the Company or with any of the Affiliates immediately upon termination of Employee's employment by the Company for any reason whatsoever. Unless otherwise agreed to by the parties hereto, the Employee agrees to tender his resignation from the Board and the board of directors of any of the Affiliates immediately upon termination of Employee’s employment by the Company for any reason whatsoever.

c.
Dedication of Professional Services.  The Employee shall devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company and its Affiliates to perform diligently and faithfully all the duties, responsibilities and obligations of his positions with the Company and its Affiliates.  The Employee shall not be employed in any other business activity, other than with the Company and its Affiliates, during the Term, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without prior approval by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that this restriction will not be construed as preventing the Employee from (i) serving as a member of one (1) outside public company Board of Directors, subject to prior approval by the Compensation Committee, and (ii) investing his personal assets in a business which does not compete with the Company or its Affiliates, where the form or manner of such investment will not require services of any significance on the part of the Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor.

d.
Adherence to Standards.  The Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for the executive officers of the Company consistent with the Employee’s positions and level of authority.

e.	Minimum Stock Ownership. The Employee shall comply with the minimum stock ownership requirements for the President and Chief Executive Officer of the Company pursuant to Company policy.

4. Compensation

a.
Base Salary.  The Company shall pay the Employee an annual base salary of $575,000.00 (the “Base Salary”) during the Term of this Agreement.  The Base Salary will be payable in accordance with the ordinary payroll practices of the Company.  The Compensation Committee shall review the Base Salary annually, and the Base Salary may be changed by the Compensation Committee in its sole discretion, taking into account the base salaries, aggregate annual cash compensation and other compensation of individuals holding similar positions at other comparable companies and the performance of the Employee and the Company.

b.
Annual Incentive Plan.  The Employee shall be eligible to participate in the Company's annual incentive plan (the “AIP”) during the Term in accordance with the terms of the AIP.  For 2012, the bonus target under the AIP will be seventy-five percent (75%) of the Base Salary with the ability to earn between zero percent (0%) and one hundred fifty percent (150%) of Base Salary based on the achievement of established criteria, which criteria will be established by the Compensation Committee for the Company’s other senior executive officers for 2012; provided that achievement of such criteria will be determined by such Committee in its sole discretion.

c.
Signing Award.  The Employee will receive a restricted stock award (the “Restricted Stock Award”) under the Company's 2006 Omnibus Incentive Plan (the “Plan”) for 66,000 shares of the Company’s common stock on the Effective Date.  Such Restricted Stock Award shall be in the form approved by the Compensation Committee.  The Restricted Stock Award shall vest as follows:  16,500 shares on February 1, 2013, 16,500 shares on February 1, 2014, 16,500 shares on February 1, 2015 and 16,500 shares on February 1, 2016, subject to (i) the Employee's continued employment with the Company and/or service as a member of the Board, (ii) compliance with Section 6 of this Agreement through such vesting date, (iii) the terms of the related award agreement and (iv) the terms of the Plan.

d.
Participation in Long-Term Equity Compensation Plan.  As a long term incentive, under the Company’s long-term incentive plan, the Employee, beginning in 2012, shall participate in the Company's long term incentive plan on the same terms as provided to the other senior executive officers based on criteria established by the Compensation Committee in its sole discretion each year as part of the annual compensation resolution; provided that for the year 2012 Employee shall be entitled to participate as if employed on January 1, 2012 in accordance with the terms of the long-term incentive plan.

e.
Other Compensation.  The Employee will be eligible to participate in all other cash or stock compensation plans or programs and perquisites maintained by the Company, as in effect from time to time, in which, the Board or Compensation Committee determines, the senior executive officers of the Company are allowed to participate, including, but not limited to, the Company’s SERP.

f.	Change in Control. The Employee shall participate in the L. B. Foster Company Key Employee Separation Plan, effective as of December 9, 2008, as such plan is amended from time to time.

g.
Recoupment of Certain Compensation.  If the Company has to restate all or a portion of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Employee shall, for the affected years, reimburse the Company for any excess bonus paid to the Employee pursuant to Section 4.b.  The reimbursements shall be equal to the difference between the bonus paid to him for the affected years and the bonus that would have been paid to the Employee had the financial results been properly reported.  Such reimbursement shall be paid to the Company within ninety (90) days after the Company notifies the Employee of the amount owed to the Company.  Employee also agrees that Employee is bound by the provisions of any recoupment or “clawback” policy that the Company adopts after the date hereof that is applicable to the Company’s executive officers or is otherwise required under applicable law, including the Dodd-Frank Act.

5. Employee Benefits

a.
Relocation.  Company will provide Employee with a relocation package consistent with packages provided previously by the Company to other employees, which shall include generally the relocation of personal effects, visits to search for a new home, temporary living expenses, transportation fees, realtor fees and real estate closing costs.

b.
Participation in Company Benefit Plans.  During the Term, the Company shall provide the Employee with coverage under all employee welfare benefit programs, plans and practices commensurate with his positions in the Company and its Affiliates and to the extent permitted under the respective employee benefit plan.

c.
Expense Reimbursement.  The Employee is authorized to incur reasonable expenses, consistent with Company policies, in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses related to travel, meals, entertaining and similar items related to such duties and responsibilities. The Company shall reimburse the Employee for all such expenses on presentation by the Employee from time to time of appropriately itemized and approved (consistent with the Company’s policies) accounts of such expenditures.  The Company shall reimburse the Employee for reasonable dues and expenses of membership in such club or clubs as the Board reasonably deems necessary for the Employee to entertain on behalf of the Company and for costs associated with continuing education and professional dues.  All expense reimbursements for a calendar year will be paid in the normal course, but no later than March 15 of the following calendar year in which the expense was incurred.

d.
Health Insurance.  The Company agrees that it will include the Employee under any hospital, surgical or group health plan or policy adopted generally for the benefit of its employees.  The payment of the premiums for the Employee and his dependents will be determined in accordance with the rules and regulations adopted by the Company for its employees.

e.
Automobile.  During the Term, the Employee will be entitled to payment of a car allowance in accordance with a policy approved by the Board or its designee, such allowance to initially be $850 per month.

6. Confidential Material and Employee Obligations

On the date of this Agreement, as a condition to the effectiveness of this Agreement, Employee shall enter into a separate confidentiality, intellectual property and non-compete agreement in a form approved by the Board (the “NDA Agreement”).

7. Termination of the Agreement

a.
Notice of Termination; Automatic Termination.  Either the Employee or the Board may terminate this Agreement at any time and in his or its sole discretion upon written Notice of Termination to the other party. “Notice of Termination” means a written notice which shall indicate the specified termination provision in this Agreement relied upon (pursuant to Section 7.c, Section 7.d, Section 7.e, Section 7.f, Section 7.g or Section 7.h) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; provided, however, that no such purported termination will be effective without such Notice of Termination; provided further, however, that any purported termination by the Company or by the Employee must be communicated by a Notice of Termination to the other party hereto in accordance with Section 9 (“Notices”) of this Agreement.  Termination of this Agreement on the Ending Date in accordance with Section 1.a shall not entitle the Employee to receive any of the severance benefits described in this Section 7.  All payments to Employee under this Agreement are subject to all applicable tax withholding requirements.

b.
Termination Date.  The “Termination Date” shall mean the date specified in a Notice of Termination.  Except as provided in Section 7.e with respect to death and Disability, the Termination Date shall not be less than thirty (30) days after the date such Notice of Termination is given; provided that the Company, in its sole discretion, (i) may immediately (or any time after the date of the Notice of Termination) choose to relieve the Employee of all of his responsibilities to the Company from the date of the Notice of Termination through the Termination Date and (ii) continue to pay the Employee the compensation and benefits earned by such Employee under Sections 4 and 5 through the Termination Date.

c.	Termination by the Company for Just Cause.

(i)	The Company may terminate the Employee for “Just Cause” (as defined in Section 7.c(ii)), provided that the Company shall:

(A)	Give the Employee Notice of Termination as specified in Section 7.a, and

(B)
Pay to the Employee, within forty (40) days after his Termination Date (or earlier if a payment is required to be made prior to such forty (40) day period), his Base Salary through the Termination Date and pay or provide to Employee any other payments or benefits which have been earned and remain vested and payable as of the Termination Date pursuant to the terms of this or any other agreement or any compensation or benefit plan but which have not yet been paid or provided.

(ii)	For purposes of this Agreement “Just Cause” means a good faith determination of the Board that:

(A)	The Employee’s conduct, by act or omission, constitutes gross negligence or willful misconduct in the performance of the material duties and services required of the Employee;

(B)
The Employee has been convicted of, or has entered a plea of guilty or nolo contendere to, a felony, or Employee has engaged in fraudulent or criminal activity relating to the scope of Employee’s employment (whether or not prosecuted);

(C)	The Employee’s conduct, by act or omission, constitutes a material violation of the Company's Legal and Ethical Conduct Policy, as amended from time to time;

(D)
The Employee’s conduct, by act or omission, constitutes a continuing or repeated failure to perform the material duties as requested in writing by the Board after the Employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach;

(E)	The Employee has committed a felony or significant crime involving moral turpitude; or

(F)	The Employee’s conduct constitutes a foreseeable risk that the Company and/or its Affiliates may be brought into public disgrace or disrepute in any material respect.

d.
Termination by the Company Without Just Cause.  If the Company terminates this Agreement prior to the Ending Date for any reason other than for Just Cause or the death or Disability (as defined in Section 7.e) of the Employee, the Company shall:

(i)
Pay to the Employee, within forty (40) days after the Termination Date (or earlier if a payment is required to be made prior to such forty (40) day period), a lump sum severance payment equal to the lesser of (a) the amount of the then Base Salary remaining to be paid to Employee from the Termination Date until the Ending Date plus a pro-rata portion of the target payout under the AIP and (b) two (2) times the then Base Salary plus two (2) times the target payout under the AIP;

(ii)
Pay to the Employee any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company policies and practices, but no later than March 15 of the year following the year of termination; and

(iii)	Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s long-term incentive plan.

e.	Termination in the Event of Death or Disability.

(i)
This Agreement will be terminated by the Company in the event of the death of the Employee upon proper notification to his estate.  The Company shall pay to the estate of the Employee the Base Salary described in Section 4.a of this Agreement which had been earned through the Termination Date and any amounts earned under Section 4.b of this Agreement prorated for the period up to the Termination Date.

(ii)
This Agreement may be terminated by the Company in the event of the Disability (as hereinafter defined) of the Employee upon proper notification to the Employee.  The Company shall pay to the Employee the Base Salary described in Section 4.a of this Agreement which had been earned through the Termination Date and any amounts earned under Section 4.b of this Agreement prorated for the period up to the Termination Date.  “Disability” shall mean the Employee’s physical or mental incapacity, with reasonable accommodation, to perform his usual duties with such condition likely to remain continuously and permanently as determined by the Company.

(iii)
All amounts that are payable under this Section 7.e in the form of a lump sum shall be paid as soon as practicable, but no later than two and one-half (2-1/2) months following the close of the calendar year in which the death or Disability occurred.

f.	Termination by the Employee for Good Reason.

(i)	If the Employee terminates this Agreement for Good Reason (as defined in Section 7.f(ii)), the Company shall:

(A)
Pay to the Employee, within forty (40) days after the Termination Date (or earlier if a payment is required to be made prior to such forty (40) day period), a lump sum severance payment equal to the lesser of (a) the amount of the then Base Salary remaining to be paid to Employee from the Termination Date until the Ending Date plus a pro-rata portion of the target payout under the AIP and (b) two (2) times the then Base Salary plus two (2) times the target payout under the AIP;

(B)
Pay to the Employee any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company policies and practices, but no later than March 15 of the year following the year of termination; and

(C)	Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s long-term incentive plan.

(ii)	“Good Reason” means the occurrence of any of the following events without the Employee's prior express written consent:

(A)
A material reduction in the Employee’s annual Base Salary (unless such reduction relates to an across-the-board reduction similarly affecting Employee and all or substantially all other executive officers of the Company and its Affiliates);

(B)
The Company makes or causes to be made a material adverse change in the Employee’s position, authority, duties or responsibilities which results in a significant diminution in the Employee’s position, authority, duties or responsibilities, excluding any change made in connection with a termination of Employee’s employment with the Company for Disability, Just Cause, death, or temporarily as a result of Employee’s incapacity or other absence for an extended period;

(C)
A relocation of the Company's principal place of business, or of Employee’s own office as assigned to Employee by the Company to a location that increases Employee’s normal work commute by more than 50 miles; or

(D)	Any other action by the Company that constitutes a material breach of this Agreement.

(iii)
In order for Employee to terminate for Good Reason, (a) the Company must be notified by the Employee in writing within 90 days of the event constituting Good Reason, (b) the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”), and (c) such termination must occur within 60 days after the expiration of the Notice Period.

g.
Termination by the Employee for other than Good Reason.  The Employee may terminate this Agreement for other than Good Reason upon proper notification as provided in Section 7.a.  In such event, the Company shall pay to the Employee within forty (40) days after his Termination Date (or earlier if a payment if required to be made prior to such forty (40) day period), his Base Salary through the Termination Date and pay or provide to Employee any other payments or benefits which have been earned and remain vested and payable as of the Termination Date pursuant to the terms of this or any other agreement or any compensation or benefit plan but which have not yet been paid or provided;

h.
Termination in connection with a Change of Control. Notwithstanding Sections 7(c) through 7(g) above, in the event of a Covered Change in Control Termination (as such term is defined in the Key Employee Separation Plan), the compensation and benefits to which Employee shall be entitled shall be governed by the Key Employee Separation Plan rather than those provisions set forth in Sections 7(c) through 7(g) above.

i.
Release.  As a condition to the payment by the Company of the amounts due under subsections (d) or (f) above that have not otherwise been earned as of the Termination Date and would not have otherwise been due absent such termination, the Employee shall execute the release in substantially the form attached hereto as Exhibit A within twenty-one (21) days following the Termination Date and shall not revoke it within the seven (7) day revocation period.

8. Life Insurance

The Company may, at any time after the execution of this Agreement, maintain any outstanding life insurance policies and apply for and procure as owner and for its own benefit new life insurance on the Employee, in such amounts and in such form or forms as the Company may determine.  The Employee shall, at the request of the Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  The Employee hereby represents that, to his knowledge, he is in good physical and mental condition.

9. Notices

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and will be deemed to have been duly given when personally delivered, by facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance with this Section (provided that all notices to the Company must be directed to the attention of the Vice President, Human Resources of the Company).  All notices and communication will be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address will be effective only upon receipt.

The Company at:	L. B. Foster Company

Attention: Vice President, Human Resources

415 Holiday Drive

Pittsburgh, PA 15220

The Employee at:	Robert Bauer

6129 Grey Friar Way

Dublin, OH 43017

10. Successors

This Agreement will be binding on the Company and any successor to any of its businesses or assets.  Without limiting the effect of the prior sentence, the Company shall use commercially reasonable efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section, entitled Successors, by operation of law or otherwise.

11. Binding Effect

This Agreement will inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Employee’s estate.

12. Integration, Modification and Waiver

This Agreement, together with the NDA Agreement, constitutes the sole employment agreement between the parties.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Headings

Headings used in this Agreement are for convenience only and will not be used to interpret or construe its provisions.

14. Waiver of Breach

The waiver of either the Company or Employee of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by either the Company or Employee.

15. Amendments

No amendments or variations of the terms and conditions of this Agreement will be valid unless the same is in writing and signed by each of the parties hereto.

16. Severability

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that while the Company and the Employee consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against the Employee, the provisions of such clause will not be rendered void but will be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

17. Governing Law; Venue

This Agreement will be construed and enforced pursuant to the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.  Employee hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action arises under contract, tort, equity or otherwise).  Employee hereby irrevocably waives any objection which Employee now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.  Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.  Employee irrevocably waives Employee's right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes.

18. Executive Officer Status

The Employee acknowledges that he may be deemed to be an “executive officer” of the Company for purposes of the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and, if so, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner.  In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, the Employee shall provide to the Company such information about the Employee as the Company shall reasonably request, including, but not limited to, information relating to the Employee’s personal history and stockholdings.  The Employee shall immediately report to the General Counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company Common Stock deemed to be beneficially owned by the Employee and/or any members of the Employee’s immediate family.  The obligations set forth in this Section 18 shall survive any termination of this Agreement.

19. Code Section 409A Compliance

a.
The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).

b.
For purposes of Section 409A, each severance payment, including each individual installment payment, shall be treated as a separate payment.  Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. §ÿ1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).

c.
Notwithstanding anything in this Agreement to the contrary, for purposes of this Agreement, the Employee will be considered to have experienced a termination of employment only if the Employee has a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.  In addition, if a payment or benefit is considered to be deferred compensation subject to Code Section 409A and the Employee is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of the Employee’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of the Employee’s death (the “Delay Period”).  Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits, if any, due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

d.
Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which the Employee incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

e.
Notwithstanding anything herein to the contrary, in no event shall the Company (or its employees, officers, directors, members or Affiliates) have any liability to the Employee (or any other person) due to the failure of this Agreement (or any payment hereunder) to satisfy the requirements of Section 409A.

20. Pronouns

All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.  As used in this Agreement: (a) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (b) words in the singular shall mean and include the plural and vice versa, and (c) the word “may” gives sole discretion without any obligation to take any action.

21. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one document.

22. Exhibits

The following Exhibit(s) attached hereto is/are incorporated herein by reference and are an integral part of this Agreement.

Exhibit A - General Release of Claims

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Employment Agreement as of the date first above written.

Company                                                                           Employee

L. B. FOSTER COMPANY

By: /s/ William H. Rackoff                                              /s/ Robert Bauer
William H. Rackoff                                                   Robert Bauer
Chair of the Compensation Committee

[Signature Page to Employment Agreement]

EXHIBIT A

Form of Agreement and General Release

AGREEMENT AND GENERAL RELEASE

L.B. Foster Company ("LB FOSTER"), headquartered at ________________________, and Mr. Robert Bauer ("Mr. Bauer") agree and intend to be legally bound that:

1.  Last Day of Employment.  Mr. Bauer’s last day of employment with LB FOSTER is
________________.

2. Consideration.  In consideration for Mr. Bauer signing and entering into this Agreement and General Release ("Agreement"), and not revoking his acceptance of it, and in consideration of the promises made herein, LB FOSTER agrees to the following:

A.           To pay Mr. Bauer the gross sum of _______________ less all lawful or required deductions, to be paid in one lump sum within ten (10) business days after the conclusion of the seven (7) day revocation period in Paragraph 18.
B.           The foregoing amounts, benefits and representations set forth in Paragraph "2A" shall constitute full and complete satisfaction of any and all claims by Mr. Bauer.

3.  No Consideration Absent Execution of this Agreement.  Mr. Bauer understands and agrees that he would not receive the monies and/or benefits specified in Paragraph "2A" above, except for his execution of this Agreement and his fulfillment of the promises contained herein.

4.  General Release of Claims.  Mr. Bauer knowingly and voluntarily releases and forever discharges LB FOSTER, its parent, affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, and the past and present employees, officers, directors, attorneys, shareholders, members, agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of LB FOSTER (collectively referred to throughout this Agreement as "Releasees"), of and from any and all claims, demands, liabilities, obligations, promises, controversies, damages, rights, actions and causes of action, known and unknown, which Mr. Bauer, his heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as " Mr. Bauer ") has or may have against Releasees as of the date of Mr. Bauer 's signing of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Age Discrimination in Employment Act of 1967, as amended;
•	The Older Workers Benefit Protection Act;
•	The National Labor Relations Act;
•	The Family Medical Leave Act, as amended;
•	The Genetic Information Nondiscrimination Act;
•	Pennsylvania Human Relations Act;
•	Pennsylvania Wage Payment and Collection Law;
•	The Occupational Safety and Health Act, as amended;
•	Any other federal, state or local civil or human rights law or any other local, state public policy, contract, tort, or common law; or
•	Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (all of the above collectively referred to as "Claims").

This Release is intended to be a general release, and excludes only those claims under any statute or common law that Mr. Bauer is legally barred from releasing.  Mr. Bauer is advised to seek independent legal counsel if Mr. Bauer seeks clarification on the scope of this Release.  Nothing herein is intended to or shall preclude Mr. Bauer from challenging the validity of this Agreement.

5.  No Claims Exist and No Recovery or Relief.  Mr. Bauer confirms that no claim, charge, complaint, or action exists in any forum or form brought by him or on his behalf against Releasees.  Nothing herein is intended to or shall preclude Mr. Bauer from filing a complaint and/or charge with an appropriate federal, state or local government agency and/or cooperating with said agency in its investigation ("Agency Charge").  In the event that any Agency Charge is filed by Mr. Bauer or on his behalf against Releasees related to any matter released herein this Agreement, Mr. Bauer waives his right to recover any monetary relief or monetary recovery therefrom, including costs and attorneys' fees.

6.  Affirmations.  Mr. Bauer affirms that he has been paid and/or has received all compensation, benefits, vacation, wages, bonuses, commission and/or benefits due to him except as provided in this Agreement and except for any vested benefits not yet received.  Mr. Bauer furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested.  Mr. Bauer further affirms that he has not been retaliated against for reporting violations of wrongdoing by LB FOSTER or its officers, including any allegations of corporate fraud.  Mr. Bauer also acknowledges that Mr. Bauer received a COBRA notice advising of his rights under COBRA.

7.  Confidential Information.  [NOT USED]

8.  Confidentiality.  Except as provided in Paragraph 5, Mr. Bauer agrees not to disclose any information regarding the existence or substance of this Agreement except to his accountant, tax advisor, immediate family members and/or an attorney with whom Mr. Bauer chooses to consult.  To the extent that Mr. Bauer discloses information to the aforementioned persons, he will advise them that they must not disclose said information, they shall be bound by this confidentiality provision and Mr. Bauer shall be responsible for any breach of this Paragraph 8 by those to whom he makes such disclosures.

9.  No Participation in Private Claims.  Mr. Bauer understands that if this Agreement were not signed, Mr. Bauer would have the right to voluntarily assist other individuals or non-government entities in bringing claims against LB FOSTER.  Mr. Bauer further understands and agrees that he waives any such right and will not provide any such assistance, except Mr. Bauer may provide information pursuant to any valid subpoena or compulsory process, and Mr. Bauer may participate in any Agency Charge as set forth in Paragraph 5.

10.  No Future Application for Employment.  Mr. Bauer shall not apply in the future for employment with LB FOSTER.

11.  No Negative or Derogatory Comments.  Except as may be expressly permitted by the provisions of Paragraph 5 of this Agreement, Mr. Bauer agrees to make no negative or derogatory comments about LB FOSTER's business in any business or social setting.

12.  Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws.  Mr. Bauer hereby irrevocably submits to the personal and exclusive jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of, or relating to, this Agreement (whether such action arises under contract, tort, equity or otherwise).  Mr. Bauer hereby irrevocably waives any objection which Mr. Bauer now or hereafter may have to the laying of venue or personal jurisdiction of any such action or proceeding brought in said courts.  Jurisdiction and venue of all such causes of action shall be exclusively vested in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania.  Mr. Bauer irrevocably waives his right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, 42 Pa. C.S. § 5322 or similar state or federal statutes.

13.  Severability.  If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

14.  Nonadmission of Wrongdoing.  Mr. Bauer agrees that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by LB FOSTER or any Releasee of any liability or unlawful conduct of any kind.

15.  Amendment.  This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

16.  Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof.  To the extent Mr. Bauer previously entered into an enforceable agreement with LB FOSTER that contains provisions that are not in direct conflict with provisions in this Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement.  Mr. Bauer acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.  Mr. Bauer further represents and acknowledges that the only representative of LB FOSTER who has the authority to make statements about the content of this Agreement is Brian Kelly (or his successor), and questions concerning it should be directed to Brian Kelly.

17.  Evaluation of Agreement.   Mr. Bauer acknowledges that he is hereby advised in writing to consult an attorney of his choice about this Agreement.  Mr. Bauer further acknowledges that he has been given twenty-one (21) days to consider the terms of this Agreement, and to consult with counsel concerning its terms.  If Mr. Bauer executes this Agreement prior to expiration of the twenty-one (21) day period, he acknowledges that he does so freely and voluntarily, solely because he already fully and carefully considered the Agreement before signing it.  If Mr. Bauer does not accept this Agreement by signing and returning it to Brian Kelly, Vice President – Human Resources (or his successor), by 5:00 p.m. on ___________, the terms contained in this Agreement will be automatically withdrawn by LB FOSTER without further action by LB FOSTER.

18.  Time to Revoke.   Mr. Bauer hereby acknowledges that he has also been informed that for a period of seven (7) days following his signing this Agreement, he may revoke his acceptance in writing, and this Agreement will not be effective until such seven (7) day period has expired.  If such 7th day is a Saturday, Sunday, or legal holiday, then any revocation may not be delivered until the next following day which is not a Saturday, Sunday, or legal holiday.  Any revocation within this period must be submitted in writing to Brian Kelly, stating "I hereby revoke my acceptance of my Agreement."  If Mr. Bauer revokes in writing, Mr. Bauer will not receive the consideration referred to in this Agreement.  If he does not revoke this Agreement, it shall become irrevocable after the expiration of this 7th day.

MR. BAUER HAS BEEN ADVISED THAT HE HAS TWENTY ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND SEVEN (7) CALENDAR DAYS TO REVOKE AFTER EXECUTION.  MR. BAUER ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO HIS SIGNING OF THIS AGREEMENT.

MR. BAUER AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH "2" ABOVE, MR. BAUER FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST LB FOSTER.

Witness:

____________________________                                           ______________________________
Robert Bauer

______________________________
Date

L. B. Foster Company

Attest: _______________________                                         By: ____________________________

Name:___________________________

Title: ____________________________

Date: ____________________________